UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Aspreva Pharmaceuticals Corporation
(Name of Issuer)
Common Shares, no par value, and associated share purchase rights
(Title of Class of Securities)
04538T 10 9
(CUSIP Number)
December 31, 2005
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	04538T 10 9	Page	2	of	9 pages

1	NAMES OF REPORTING PERSONS: Michael R. Hayden

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Victoria, British Columbia, Canada

	5	SOLE VOTING POWER:

NUMBER OF		458,371

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,009,938[1,2]

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		458,371

WITH:	8	SHARED DISPOSITIVE POWER:

		1,009,938[1,2]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,468,309[1,2]

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐ Not applicable.

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	4.3%[1,2]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

2

CUSIP No.	04538T 10 9	Page	3	of	9 pages

1	NAMES OF REPORTING PERSONS: Sandra Hayden

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Victoria, British Columbia, Canada

	5	SOLE VOTING POWER:

NUMBER OF		434,969

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		484,969

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		434,969

WITH:	8	SHARED DISPOSITIVE POWER:

		484,969

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	919,938[1]

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	2.7%[1]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

3

CUSIP No.	04538T 10 9	Page	4	of	9 pages

1	NAMES OF REPORTING PERSONS: Hayden Family Trust

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Victoria, British Columbia, Canada

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		484,969

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		484,969

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	484,969

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	1.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

4

CUSIP No.	04538T 10 9	Page	5	of	9 pages

1	NAMES OF REPORTING PERSONS: Genworks Inc.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Victoria, British Columbia, Canada

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		524,969

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		524,969

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	524,969

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐ Not applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	1.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

5

Item 1.
	(a)	Name of Issuer

Aspreva Pharmaceuticals Corporation

	(b)	Address of Issuer’s Principal Executive Offices

1203-4464 Markham Street, Victoria, British Columbia, Canada V8Z 7X8

Item 2.
	(a)	Name of Person Filing

Michael R. Hayden Sandra Hayden Hayden Family Trust Genworks Inc.

	(b)	Address of Principal Business Office or, if none, Residence

c/o Aspreva Pharmaceuticals Corporation 1203-4464 Markham Street, Victoria, British Columbia, Canada V8Z 7X8

	(c)	Citizenship

Michael R. Hayden Victoria, British Columbia, Canada
Sandra Hayden Victoria, British Columbia, Canada
Hayden Family Trust British Columbia, Canada
Genworks Inc. Nova Scotia

	(d)	Title of Class of Securities

Common Shares, no par value, and associated share purchase rights

	(e)	CUSIP Number

04538T 10 9

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐ Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

	(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)	☐ Insurance company as defined in section 3(a)19) of the Act (15 U.S.C. 78c);

	(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

	(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

	(g)	☐ A parent holding company or control person in accordance with §240.13d-1(b)(ii)(G);

	(h)	☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	☐ Group, in accordance with §240.13d-1(b)(1)(ii)(J)

Page 6 of 9 pages

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount Beneficially Owned:

		Michael R. Hayden	1,468,309	1, [2]
		Sandra Hayden	919,938	[1]
		Hayden Family Trust	484,969
		Genworks Inc.	524,969

(b)	Percent of Class:

		Michael R. Hayden	4.3%	[1,2]
		Sandra Hayden	2.7%	[1]
		Hayden Family Trust	1.4%
		Genworks Inc.	1.5%

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote:

		Michael R. Hayden	458,371
		Sandra Hayden	434,969
		Hayden Family Trust	0
		Genworks Inc.	0

	(ii)	Shared power to vote or to direct the vote:

		Michael R. Hayden	1,009,938	[1,2]
		Sandra Hayden	484,969	[1]
		Hayden Family Trust	484,969
		Genworks Inc.	524,969

	(iii)	Sole power to dispose or to direct the disposition of:

		Michael R. Hayden	458,371
		Sandra Hayden	434,969
		Hayden Family Trust	0
		Genworks Inc.	0

	(iv)	Shared power to dispose or to direct the disposition of:

		Michael R. Hayden	1,009,938	[1,2]
		Sandra Hayden	484,969	[1]
		Hayden Family Trust	484,969
		Genworks Inc.	524,969

[1]	By virtue of their status as trustees of the Hayden Family Trust (the “Trust”), each of Michael R. Hayden and Sandra Hayden may be deemed to have shared beneficial ownership of the 484,969 shares held by the Trust.

[2]	By virtue of his status as sole stockholder of Genworks Inc. (“Genworks”), Michael R. Hayden may be deemed to have beneficial ownership of the 524,969 shares held by Genworks.

Page 7 of 9 pages

Item 5.	Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of a Group

Not applicable.

Item 10.	Certification

Not applicable.

Page 8 of 9 pages

[SIGNATURE]
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2006
Date

/s/ Michael R. Hayden
Michael R. Hayden

/s/ Sandra Hayden
Sandra Hayden

Hayden Family Trust
By:	Michael R. Hayden and Sandra Hayden,
Co-Trustees of the Hayden Family Trust

By:	/s/ Michael R. Hayden
Michael R. Hayden, Trustee

By:	/s/ Sandra Hayden
Sandra Hayden, Trustee

Genworks Inc.
By:	/s/ Michael R. Hayden
Michael R. Hayden, Sole Stockholder

Page 9 of 9 pages